Exhibit 5.2

Forafric Global PLC

Unit 5.3, Madison Building

Midtown, Queensway

Gibraltar, GX11 1AA

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel to Forafric Global PLC, a Gibraltar public company limited by share (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by the Company of up to an aggregate of 15,789,722 ordinary shares, nominal value $0.001 per share (“Ordinary Shares”) issuable upon the exercise of warrants to purchase Ordinary Shares (the Warrants”), and (ii) the resale by certain selling shareholders of (A) up to 11,158,619 Ordinary Shares and (B) up to 4,289,722 Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Various matters concerning the laws of Gibraltar are addressed in the opinion of Hassans International Law Firm Limited, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have assumed that (i) the Company is a company validly existing and in good standing under the laws of Gibraltar; (ii) the Company has the requisite power and authority to create, execute, delivery and perform its obligations with respect to the Warrants; and (iii) the actions contemplated under the Warrant Agreement, dated December 10, 2020, between Globis Acquisition Corp. and VStock Transfer, LLC, which was assigned to the Company pursuant to that certain Warrant Assignment and Novation Agreement, dated as of June 9, 2022, by and between Globis NV Merger 2 Corp., a Nevada corporation, and the Company, have been duly authorized by all requisite action on the part of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion each issued and outstanding Warrant is a valid and legally binding obligation of the Company.

We do not express any opinion herein concerning any law other than the laws of the State of New York.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP